                                                             Exhibit 99.B(23)(j)

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


    We consent to the use of our report dated January 16, 2004 on the financial statements and financial highlights of Firsthand Technology Value Fund, Firsthand Technology Leaders Fund, Firsthand Technology Innovators Fund, Firsthand e-Commerce Fund, and Firsthand Global Technology Fund, each a series of shares of Firsthand Funds. Such financial statements and financial highlights appear in the 2003 Annual Report to Shareholders, which are incorporated by reference in the Post-Effective Amendment to the Registration Statement on Form N-1A of Firsthand Funds. We also consent to the references to the name of our Firm in the Registration Statement and Prospectus.


                                                  TAIT, WELLER & BAKER


Philadelphia, Pennsylvania
April 28, 2004